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Crystal Decisions, Inc. (Name of Registrant as Specified In Its Charter)

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Filed by Crystal Decisions, Inc.
Pursuant to Rule 14a-12
Under the Securities Exchange Act of 1934
Commission File No. 333-108400

This filing relates to a press release issued by Crystal Decisions, Inc. on October 23, 2003. The text of the press release follows.

CRYSTAL DECISIONS REPORTS FIRST FISCAL QUARTER RESULTS

First Quarter Revenues Increase 26 Percent Year-Over-Year;
Thirteenth Quarter of Year-Over-Year Revenue Growth

PALO ALTO, Calif.—October 23, 2003—Crystal Decisions, a global provider of business intelligence software and services, today announced results for the first fiscal quarter ended October 3, 2003. Revenues for the first quarter grew to $82.3 million, an increase of 26 percent from the $65.0 million in reported revenues for the comparable period in the prior year.

First fiscal quarter net income of $7.7 million represented 9.4 percent of revenues compared to $7.1 million, or 10.9 percent of revenues, for the same period a year ago. The result for the current quarter includes approximately $3.5 million in costs related to the company’s postponed initial public offering and approximately $4.8 million in costs associated with the pending merger with Business Objects.

     Highlights from the first quarter include:

•	Announced definitive agreement for acquisition by Business Objects

•	Announced new alliance agreements with BearingPoint, Inc.; Cap Gemini Ernst & Young US LLC; and Fujitsu Consulting

•	Announced availability of improved web report creation and interactivity in Crystal Enterprise

•	Announced new customer wins with University of Texas at San Antonio, University of Wisconsin Medical Foundation, Baylor Health Care System, Sunsweet Growers, Inc., and General Binding Corporation

•	Increased total number of OEM (Original Equipment Manufacturer) partnerships to more than 360; including new partnerships with Honeywell Industry Solutions and Maximizer Software, Inc.

“Crystal Decisions is very pleased to announce its thirteenth quarter of year-over-year revenue growth,” said Jon Judge, President and Chief Executive Officer, Crystal Decisions. “We believe this growth is attributable to the high quality of the solutions and services we deliver to our customers worldwide.”

For More Information

For more information on Crystal Decisions products and services, phone 1-800-877-2340 (North America) or 1-604-681-3435 (International), or visit the Crystal Decisions Web site at www.crystaldecisions.com.

About Crystal Decisions

Crystal Decisions is a leading global provider of business intelligence software and services with more than 15 million licenses shipped. Since 1984, Crystal Decisions has powered winning organizations with one of the fastest ways for employees, partners and customers to access the information they need to make the best

-more-

Crystal Decisions Reports Fiscal First Quarter Revenue Results

decisions and ultimately reduce costs and increase productivity. The Crystal brand is among the most trusted names in enterprise reporting and more than 360 Independent Software Vendors (ISVs) have standardized on Crystal Decisions’ solutions. Headquartered in Palo Alto, Calif., Crystal Decisions has more than 30 offices worldwide and can be found on the Internet at www.crystaldecisions.com.

For Further Information Contact: Ian Galbraith, Corporate Communications (604) 974-2370 Ian.Galbraith@crystaldecisions.com	Caroline Hughes, Investor Relations (604) 974-2003 Caroline.Hughes@crystaldecisions.com

Crystal Decisions, Crystal Reports, Crystal Enterprise, Crystal Analysis, Crystal Services, Crystal Care, Crystal Assist, Crystal Applications and Holos are trademarks or registered trademarks of Crystal Decisions, Inc. in the U.S. and/or other countries. All other trademarks or registered trademarks referenced are the property of their respective owners.

Additional Information About the Proposed Acquisition and Where to Find It

On August 29, 2003, Business Objects filed a registration statement with the SEC containing Business Objects’ and Crystal Decisions’ proxy statement/prospectus/information statement regarding the proposed acquisition of Crystal Decisions by Business Objects. Investors and security holders of Business Objects and Crystal Decisions are urged to read the proxy statement/prospectus/information statement filed with the SEC on August 29, 2003, the definitive proxy statement/prospectus/information statement when it becomes available and any other relevant materials filed by Business Objects or Crystal Decisions with the SEC because they contain, or will contain, important information about Business Objects, Crystal Decisions and the proposed acquisition. The definitive proxy statement/prospectus/information statement will be mailed to the security holders of Business Objects and Crystal Decisions. The proxy statement/prospectus/information statement filed with the SEC on August 29, 2003, the definitive proxy statement/prospectus/information statement and other relevant materials (when they become available), and any other documents filed by Business Objects or Crystal Decisions with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Business Objects by contacting Business Objects Investor Relations, 3030 Orchard Parkway, San Jose, California, 95134, 408-953-6000. Investors and security holders may obtain free copies of the documents filed with the SEC by Crystal Decisions by contacting Crystal Decisions Investor Relations, 895 Emerson Street, Palo Alto, California, 94301, 800-877-2340. Investors and security holders of Business Objects are urged to read the definitive proxy statement/prospectus/information statement and the other relevant materials when they become available before making any voting decision with respect to the proposed acquisition.

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Crystal Decisions Reports Fiscal First Quarter Revenue Results

CRYSTAL DECISIONS, INC.

CONSOLIDATED BALANCE SHEETS
(In thousands of US dollars, except share data)

		June 27,
	October 3, 2003	2003(1)

	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$114,761	$99,823
Short-term investments	3,413	4,880
Restricted cash	2,026	2,019
Accounts receivable, net	47,067	51,436
Income taxes receivable	—	77
Inventories, net	619	515
Deferred tax assets	12,082	10,229
Prepaid and other current assets	8,633	10,635

Total current assets	188,601	179,614
Property and equipment, net	27,655	24,817
Deferred tax assets	1,052	1,052
Long-term investments	3,194	3,215

Total assets	$220,502	$208,698

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$18,240	$17,464
Accrued employee compensation	16,347	20,267
Accrued expenses	16,380	15,217
Deferred revenues	49,762	48,245
Income taxes payable	31,930	28,659

Total current liabilities	132,659	129,852
Deferred tax liabilities	1,072	1,284
Deferred revenues	1,724	1,806

Total liabilities	135,455	132,942
Stockholders’ equity:
Common stock – 150,000,000 shares authorized; issued and outstanding – 76,225,451 and 76,091,581 at $0.001 par value per share, respectively	76	76
Additional paid-in capital	36,323	35,771
Retained earnings	47,616	39,893
Accumulated other comprehensive income	1,032	16

Total stockholders’ equity	85,047	75,756

Total liabilities and stockholders’ equity	$220,502	$208,698

(1)	The information in this column was derived from the audited consolidated balance sheet as of June 27, 2003.

Crystal Decisions Reports Fiscal First Quarter Revenue Results

CRYSTAL DECISIONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of US dollars, except per share data)

	For the three months ended

	October 3,	September 27,
	2003	2002

	(unaudited)
Revenues:
Licensing	$52,534	$41,787
Maintenance, support and services	29,751	23,261

Total revenues	82,285	65,048
Cost of revenues:
Licensing	1,329	1,732
Maintenance, support and services	14,558	13,907

Total cost of revenues	15,887	15,639

Gross profit	66,398	49,409
Operating expenses:
Sales and marketing	29,688	23,900
Research and development	12,173	9,403
General and administrative	14,315	6,580

Total operating expenses	56,176	39,883

Income from operations	10,222	9,526
Interest income and other income, net	589	452

Income before income taxes	10,811	9,978
Provision for income taxes	(3,088)	(2,895)

Net income	$7,723	$7,083

Basic net income per share	$0.10	$0.09

Basic weighted average number of shares	76,171	75,895

Diluted net income per share	$0.09	$0.09

Diluted weighted average number of shares	85,911	79,677

Crystal Decisions Reports Fiscal First Quarter Revenue Results

CRYSTAL DECISIONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands of US dollars)

	For the three months ended

	October 3,	September 27,
	2003	2002

	(unaudited)
Operating activities
Net income	$7,723	$7,083
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	2,710	1,751
Bad debt expense and other reserves	151	244
Deferred income tax recovery	(2,001)	(3,507)
Amortization of other current and non-current assets	425	425
Changes in operating assets and liabilities:
Accounts receivable	4,218	(1,102)
Income taxes receivable	77	817
Inventories	(104)	9
Prepaid and other current assets	2,516	290
Accounts payable	(1,791)	(1,158)
Accrued employee compensation	(3,920)	984
Accrued expenses	1,258	923
Deferred revenues	1,435	449
Income taxes payable	3,207	(1,782)

Net cash provided by operating activities	15,904	5,426

Investing activities
Purchases of property and equipment	(2,981)	(5,606)
Purchases of short-term investments	—	(7,520)
Maturity of short-term investments	1,470	—
Purchase of long-term investments	—	(666)

Net cash used in investing activities	(1,511)	(13,792)

Financing activities
Issuance of common stock	552	273
Deposit to secure overdraft credit facility	(7)	(2,000)

Net cash provided by (used in) financing activities	545	(1,727)
Effect of exchange rate changes on cash and cash equivalents	—	(23)

Net increase (decrease) in cash and cash equivalents	14,938	(10,116)
Cash and cash equivalents at the beginning of the period	99,823	71,451

Cash and cash equivalents at the end of the period	114,761	61,335
Short-term and long-term investments at the end of the period	6,607	8,186

Cash, cash equivalents, short-term and long-term investments at the end of the period	$121,368	$69,521